Exhibit 32

MERRILL LYNCH CAPITAL	BEAR, STEARNS & CO. INC.
CORPORATION	BEAR STEARNS CORPORATE LENDING
MERRILL LYNCH, PIERCE, FENNER &	INC.
SMITH	383 Madison Avenue
INCORPORATED	New York, New York 10197
4 World Financial Center
North Tower
New York, NY 10080
HIGHLY CONFIDENTIAL
December 8, 2006
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11714
Attention: Victoria D. Salhus,
                  Senior Vice President,
                  Deputy General Counsel and Secretary
Project Central Park
Commitment Acceptance Extension Letter
Ladies and Gentlemen:
          Reference is made to the Commitment Letter dated as of October 8, 2006 (the “Commitment Letter”) among Cablevision Systems Corporation, a Delaware corporation (“you” or “Central Park”), Merrill Lynch Capital Corporation (“Merrill Lynch”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), Bear Stearns Corporate Lending Inc. (“BSCL”) and Bear, Stearns & Co. Inc. (“BSC”). Capitalized terms used but not defined in this letter (and references to “you,” “we” and “us”) have the meanings assigned thereto in the Commitment Letter (including the attachments thereto).
          We hereby agree to extend the deadline for your acceptance of our respective commitments and undertakings under the Commitment Letter, as set forth in the last sentence of the page of the Commitment Letter that immediately precedes the signature pages thereto, from 5:00 p.m., New York time, on November 10, 2006 to 5:00 p.m., New York time, on January 12, 2007.
          This letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this letter.

     This letter, the Commitment Letter, the Engagement Letter, the Term Sheets and the Fee Letter are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto. This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart.
[Remainder of Page Intentionally Left Blank]

     We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours, MERRILL LYNCH CAPITAL CORPORATION
By:	/s/ David Tuvlin
	Name:	David Tuvlin
	Title:	Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ David Tuvlin
	Name:	David Tuvlin
	Title:	Managing Director

BEAR, STEARNS & CO. INC.
By:	/s/ Larry Alletto
	Name:	Larry Alletto
	Title:	Senior Managing Director

BEAR STEARNS CORPORATE LENDING INC.
By:	/s/ Larry Alletto
	Name:	Larry Alletto
	Title:	Executive Vice President